UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events

East Burnside Plaza

On September 12, 2013, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 38,363 rentable square feet located on approximately 2.1 acres of land in Portland, Oregon (“East Burnside Plaza”) for approximately $8.6 million, exclusive of closing costs. A portion of the purchase price consisted of the assumption of a $6.3 million mortgage loan. The Company funded the remainder of the purchase price with proceeds from its ongoing initial public offering. East Burnside Plaza was purchased from East Burnside Plaza, LLC, a Delaware limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

East Burnside Plaza is 100% leased to seven tenants, including a QFC grocery store, which occupies approximately 78.5% of the total rentable square feet of the shopping center. Based on the current condition of East Burnside Plaza, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes East Burnside Plaza is adequately insured.

Press Release

On September 17, 2013, the Company issued a press release announcing its acquisition of East Burnside Plaza.

Item 9.01.   Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated September 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: September 17, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer